Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of May 31, 2024 (the “Effective Date”), by HG Managing Agency, LLC, a North Carolina limited liability company (the “Company”), and Anna Lieb, an individual resident of the State of North Carolina (the “Employee”).

Statement of Purpose

WHEREAS, the Employee has been employed by the Company since September 2023; and

WHEREAS, the Company desires to continue employing the Employee, and to employ Employee as its Chief Financial Officer, subject to the terms, provisions, and conditions hereinafter set forth; and

WHEREAS, the Employee desires to continue employment with the Company, and to be employed as its Chief Financial Officer, under the terms, provisions, and conditions hereinafter set forth, to perform the duties incident to such employment, and to abide by the terms, provisions and conditions hereinafter set forth.

NOW THEREFORE, In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, including without limitation her continued employment with the Company and the increase to her Base Salary, the receipt and sufficiency of which are hereby acknowledged, the Employee and the Company hereto agree to the following, effective as of the date hereof:

1.        Recitals. The recitals set forth above are incorporated by reference herein.

2.        Employment; Term. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Employee, and the Employee hereby accepts such employment, commencing on the Effective Date and continuing through the third anniversary of the Effective Date (the “Initial Term”), unless terminated earlier as provided in Section 6 below. Thereafter, unless either the Company or the Employee provides the other with sixty (60) days written notice of non-renewal of the Initial Term, this Agreement and Employee’s employment with the Company shall renew for additional one-year terms (each one-year term a “Renewal Term” and, together with the Initial Term, the “Term”) unless (a) earlier terminated as provided in this Agreement, or (b) written notice of non-renewal is given by either the Employee or the Company to the other party at least sixty (60) days prior to the expiration of the then-current Renewal Term.

3.        Position. The Employee will be employed in the position of Chief Financial Officer and will perform such services for the Company and its Affiliates (as defined below), including NCTIC and NCTG, as are customarily associated with such position, and he will also perform such roles and services for the Company or its Affiliates as may be assigned to the Employee from time to time by the Company’s Chief Executive Officer. Unless otherwise agreed by the parties, the Employee shall work remotely. The Employee will devote the Employee’s full business time, attention, knowledge, and skills to the affairs of the Company and to the Employee’s duties hereunder and will perform such duties diligently and to the best of the Employee’s ability. Notwithstanding the above, the Employee shall be permitted to serve on non-profit or civic boards to the extent it does not interfere with her responsibilities to the Company in any material respect.

4.        Compensation and Benefits; Withholding. The Company will provide to the Employee the compensation and benefits set forth on Schedule 1 attached hereto. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes or other amounts required to be withheld pursuant to any applicable law or agreement.

5.        Reimbursement of Expenses. The Company will reimburse the Employee for all reasonable business expenses incurred by the Employee in connection with the performance of the Employee’s duties hereunder, in accordance with and subject to the Company’s reimbursement policies in effect from time to time and the Company’s receipt of evidence of such expenses reasonably satisfactory to the Company.

6.        Termination. This Agreement is subject to termination prior to expiration of the Term as follows:

(a)       Death. Automatically effective upon the Employee’s death.

(b)       Disability. By the Company or the Employee effective upon written notice to the other in the event of the Employee’s Disability. As used herein, “Disability” means the inability of the Employee, due to the condition of the Employee’s physical, mental or emotional health, to perform effectively the essential functions of the Employee’s job with or without reasonable accommodation for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days, as determined by a physician retained by the Company (and the Employee hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records). If the Employee refuses to submit to appropriate examinations by such physician at the request of the Company, the determination of the Employee’s Disability by the Company in good faith will be conclusive as to whether such Disability exists. Nothing in this Section 6(b) shall be construed to waive the Employee’s rights, if any, under applicable law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)       For Cause. By the Company effective upon written notice to the Employee for Cause. As used herein, “Cause” shall be determined by the Board of Directors of the Company (the “Board”) and shall mean one or more of the following: (i) a material breach by the Employee of any agreement between the Employee and the Company or any of its Affiliates, including, without limitation, this Agreement; provided that the Employee is given written notice of the breach and a 10-day opportunity to cure, if curable, (ii) the Employee’s conviction of, guilty or nolo contendere plea to, or confession of guilt of, a felony, (iii) the Employee’s fraudulent, dishonest or illegal conduct in the performance of services for the Company or any of its Affiliates or any other conduct in violation of the policies of the Company or any of its Affiliates and detrimental to the business, operations or reputation of the Company or its Affiliates as determined by the Board in good faith, regardless of whether such conduct is within the scope of the Employee’s duties, (iv) the Employee’s embezzlement, misappropriation of funds or fraud, whether or not related to the Employee’s employment with the Company or any of its Affiliates, (v)  a breach of the Employee’s duty of loyalty to the Company or any of its Affiliates, (vi) the Employee’s engagement in conduct involving an act of moral turpitude, (vii) the Employee’s insubordination, gross negligence, willful misconduct or failure to comply with the lawful directions of the Board or the Company’s Chief Executive Officer after written notice of such conduct and failure to cure within 10 days, if curable, (viii) the Employee’s failure to perform in any material respect substantially all of the Employee’s obligations and duties pursuant to this Agreement after written notice of such conduct and failure to cure within 10 days, if curable, or (ix) the Employee’s engagement in sexual relations or a romantic relationship with any employee of the Company or any of its Affiliates.

(d)       Without Cause. By the Company effective immediately upon written notice to the Employee at any time for any reason other than for Cause or the Employee’s Disability.

(e)       Resignation. By the Employee effective upon 60 days’ written notice to the Company at any time for any reason.

7.        Effect of Termination.

(a)      Generally. If this Agreement is terminated pursuant to Section 6(a), 6(b), 6(c) or 6(e), or if this Agreement is terminated as a result of the non-renewal of the Term, the Employee, or the Employee’s estate, as the case may be, will be entitled to receive the Base Salary (as defined in Schedule 1 hereto) and benefits earned through the effective date of termination.

(b)      Termination Without Cause. If this Agreement is terminated pursuant to Section 6(d), the Employee will be entitled to receive (i) the Base Salary and benefits earned through the effective date of termination, and (ii) only in the event such termination occurs during the Initial Term, and subject to the Employee’s execution and delivery, within 60 days after the effective date of termination and non-revocation of a general release in favor of the Company and its investors in form and substance satisfactory to the Company, an amount equal to twelve (12) months of the Employee’s then Base Salary, payable over a 12-month period (the “Severance Period”) in accordance with the Company’s customary payroll practices as in effect from time to time, and less applicable taxes and withholdings. Notwithstanding the foregoing provisions of this Section 7(b), if the Company determines that the salary and payments set forth in the preceding sentence of this Section 7(b), or any portion thereof, do not constitute “nonqualified deferred compensation” under Internal Revenue Code Section 409A (“Section 409A”), the Company may in its sole discretion determine to pay such amounts in a single lump sum payment within 30 days after the effective date of the Employee’s termination of employment.

(c)      No Further Obligations. Except as expressly provided herein or as otherwise required by law, the Company will have no obligations to the Employee in the event of the expiration or termination of this Agreement for any reason.

8.        Representations, Warranties and Agreements of the Employee.

(a)      Authority. The Employee represents and warrants to the Company that the Employee is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair the Employee’s ability to perform the duties and obligations required of the Employee hereunder.

(b)      Information of Prior Employers. The Employee acknowledges and agrees that the Employee has complied with the policies of all prior employers regarding the return of all relevant materials and property, that the Employee will not bring any current or prior employer’s confidential or trade secret information with him to her employment with the Company, that Employee will not disclose any such information to any Company employee or agent, and that Employee will continue to comply with any ongoing obligations to her prior employers with respect to any confidential information or trade secrets to which he had access during the course of Employee’s prior employment.

(c)      Conduct. The Employee agrees to abide by the Company’s generally applicable rules of conduct for its employees and to refrain from taking any action or making any statements with the intention or effect of disparaging the goodwill or reputation of the Company or its Affiliates.

(d)      Confidential Information.

(i)        The Employee acknowledges that, as a result of the Employee’s employment with the Company, the Employee will receive access to confidential information of the Company and its Affiliates, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors, agents and employees of the Company and its Affiliates; price lists and pricing policies; financial statements and information; budgets and projections; business plans; production costs; market research; marketing, sales and distribution strategies; processes and business methods; technical information; pending projects and proposals; new business plans and initiatives; research and development projects; inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other intellectual property; devices; samples; plans, drawings and specifications; photographs and digital images; computer software and programming; all other confidential information and materials relating to the businesses of the Company and its Affiliates; and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Company or its Affiliates containing or based in whole or in part on any of the foregoing (all of the foregoing, whether communicated in verbal, written, graphic, electronic or any other form, whether or not conceived, developed or prepared in whole or in part by the Employee and whether received by the Employee before or after the date hereof, collectively, “Confidential Information”).

(ii)       The Employee acknowledges that the Confidential Information is owned or licensed by the Company or its Affiliates; is unique, valuable, proprietary and confidential; and derives independent actual or potential commercial value from not being generally known or available to the public. The Employee hereby relinquishes, and agrees that the Employee will not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

(iii)      The Employee agrees that the Employee will maintain the confidentiality of the Confidential Information at all times during and after the Employee’s employment with the Company and will not, at any time, directly or indirectly, during such period of time use any Confidential Information for the Employee’s own benefit or for the benefit of any other Person (as defined below), reveal or disclose any Confidential Information to any Person other than authorized representatives of the Company, or remove or aid in the removal from the Company’s or its Affiliates’ premises of any Confidential Information, except (A) in the performance of the Employee’s duties in the furtherance of the business of the Company or its Affiliates or (B) with the prior written consent of an authorized officer of the Company. The covenants in this Section 8(d)(iii) will not apply to information that (x) is or becomes available to the general public through no breach of this Agreement by the Employee or breach by any other Person of a duty of confidentiality to the Company or its Affiliates, (y) the Employee is required to disclose by applicable law or court order or (z) information which the Employee receives from a third party after the time of disclosure under this Agreement without violation by the third party of any secrecy obligation to Company or its Affiliates; provided, however, that the Employee will notify the Company in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Company to limit the scope of such disclosure.

(iv)      The Employee also understands that the Company may receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term and thereafter, the Employee agrees to hold Third-Party Information in the strictest confidence and not to disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with her work for the Company, Third-Party Information unless expressly authorized by an officer of the Company in writing.

(v)       Upon the expiration or termination of the Employee’s employment with the Company for any reason, the Employee will turn over and return to the Company all Confidential Information in any form (including all copies and reproductions thereof), any Third-Party Information, and all other property whatsoever of the Company or its Affiliates, in or under the Employee’s possession or control.

(vi)      Defend Trade Secrets Act Immunity Notification. Pursuant to the federal Defend Trade Secrets Act, an individual will be immune from criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or a disclosure that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(e)      Ownership of Intellectual Property.

(i)        Throughout the Term and upon the conclusion thereof, Employee will promptly and fully disclose in writing to the Company all inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other intellectual property conceived or developed in whole or in part by the Employee, or in which the Employee may have aided in its conception or development, while employed by the Company (collectively, “Intellectual Property”).

(ii)       The Employee does hereby, and will from time to time immediately upon the conception or development of any Intellectual Property, assign to the Company all of the Employee’s right, title and interest in and to all such Intellectual Property (whether or not patentable, registrable, recordable or protectable by copyright and regardless of whether the Company pursues any of the foregoing). If any Intellectual Property falls within the definition of “work made for hire,” as such term is defined in 17 U.S.C. § 101, such Intellectual Property will be considered “work made for hire” and the copyright of such Intellectual Property will be owned solely and exclusively by the Company. If any Intellectual Property does not fall within such definition of “work made for hire,” then the Employee’s right, title and interest in and to such Intellectual Property will be assigned to the Company pursuant to the first sentence of this Section 8(e)(ii). The Employee will execute and deliver any assignment instruments and do all other things reasonably requested by the Company (both during and after the Employee’s employment with the Company) in order to more fully vest in the Company sole and exclusive right, title and interest in and to all Intellectual Property.

(f)      Non-Competition and Non-Solicitation.

(i)        As used in this Agreement, the following terms have the meanings given to such terms below:

(A)      “Affiliate” of a Person means any Person that, directly or indirectly, through one or more intermediaries or otherwise, controls, is controlled by, or is under common control with such Person, where “control” means the ability to direct management or policies through the ownership of voting securities, by contract or otherwise. The Company’s Affiliates include, without limitation, HG Holdings, Inc., NCTIC, and NCTG.

(B)      “Business” means (i) the businesses of providing, or facilitating the provision through one or more intermediaries of, title insurance services and related services in respect of residential real estate assets or commercial real estate assets (including, without limitation, title insurance underwriting, title insurance policy placement and issuance, title search packages, policy typing services, policy jackets and closing protection letters); and (ii) the all businesses related to those set forth in clause (i) above in which the Company or its Affiliates are or were engaged at the time of, or during the 12-month period prior to, the termination of the Employee’s employment with the Company for any reason.

(C)      “Company Employee” means any Person who is or was an employee of the Company or its Affiliates at the time of, or during the 12-month period prior to, the termination of the Employee’s employment with the Company for any reason.

(D)      “Customer” means any Person who is or was a customer, agent or client of the Company or its Affiliates at the time of, or during the 12-month period prior to, the termination of the Employee’s employment with the Company for any reason and with whom the Employee had dealings in the course of the Employee’s employment with the Company, or about whom the Employee learned in the course of the Employee’s employment with the Company.

(E)      “Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, governmental body or other entity.

(F)      “Products and Services” means (i) title insurance services and related services in respect of residential real estate assets or commercial real estate assets (including, without limitation, title insurance underwriting, title insurance policy placement and issuance, title search packages, policy typing services, policy jackets and closing protection letters); and (ii) the products and/or services offered by the Company or its Affiliates at the time of, or during the 12-month period prior to, the termination of the Employee’s employment with the Company for any reason, and which are related to the products and/or services set forth in clause (i) above.

(G)      “Restricted Period” means the period commencing on the date of termination of the Employee’s employment with the Company for any reason and ending 12 months thereafter, provided, however, that this period shall be tolled and shall not run during any time the Employee is in violation of any provision of this Section 8(f), it being the intent of the parties that the Company is entitled to 12 months free of the Employee’s competition as described herein, and that the Restricted Period shall be extended for any period of time in which the Employee is in violation of this Section 8(f).

(H)      “Territory” means: (i) the State of Florida; and (ii) any state in which the Company or its Affiliates did material Business in the 12 months immediately preceding the termination of the Employee’s employment, and as to which Business the Employee provided services hereunder or had access to the Company’s Customers or Confidential Information.

(ii)       The Employee agrees not to engage in any activities competitive with the Company or its Affiliates at any time during the Employee’s employment with the Company, including any activities similar to those described in subsections (A) through (G) below, except in furtherance of the Company’s or its Affiliates’ business. Furthermore, the Employee agrees that, except as otherwise approved in writing by the Company, during the Restricted Period, the Employee will not, directly or indirectly:

(A)      call upon, contact, solicit, divert, encourage or appropriate or attempt to call upon, contact, solicit, divert, encourage or appropriate any Customer for purposes of marketing, selling or providing Products and Services to such Customer;

(B)      encourage, induce or attempt to induce any Company Employee to terminate her or her employment with the Company or its Affiliates or violate the terms of any agreement between the Company or its Affiliates and any such Company Employee; or

(C)      interfere with the business relationship between a Customer, Company Employee, supplier or other third party and the Company or its Affiliates.

provided, however, that the foregoing will not restrict the ability of the Employee to purchase or otherwise acquire up to one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities have been registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934.

(g)      Reasonableness of Restrictions. The Employee agrees that the covenants in this Section 8 are reasonable given the real and substantial knowledge and goodwill the Employee will acquire with respect to the business of the Company and its Affiliates as a result of the Employee’s employment with the Company and are necessary for the protection of the Company’s trade secrets. Notwithstanding the foregoing, in the event that any provision of this Section 8 is determined by a court to be invalid or unenforceable, such court may, and is hereby authorized to, reduce or limit the terms of such provision to allow it to be enforced. Without limiting the foregoing, in the event that the absence of a time limitation in Section 8(d) is determined by a court to be unreasonable, such court may, and is hereby authorized to, impose the maximum limitation as it deems reasonable.

(h)      Injunctive Relief; Expenses. The Employee acknowledges that the Company and its Affiliates will suffer irreparable harm in the event that the Employee breaches any of the Employee’s obligations under this Section 8 and that monetary damages will be inadequate to compensate the Company and its Affiliates for such breach. Accordingly, the Employee agrees that, in the event of a breach by the Employee of any of the Employee’s obligations under this Section 8, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach (and the Employee agrees to waive any requirement for the securing or posting of any bond in connection with such remedies). The Company will be entitled to recover its costs incurred in connection with enforcing this Section 8, including reasonable attorneys’ fees and expenses.

(i)      Accounting for Profits. If the Employee violates any of the Employee’s obligations under this Section 8, the Company and its Affiliates will be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits that the Employee directly or indirectly has realized or may realize as a result of, growing out of or in connection with any such violation; however, there shall be no claim of special, consequential, liquidated or punitive damages.

(j)      Supplemental Nature of Restrictions. This Section 8 supplements and does not limit, modify or supersede any similar restrictive covenants set forth in any other written agreement between the Employee and the Company or any of its Affiliates (if any).

9.        Miscellaneous.

(a)      Further Assurances. The Employee agrees to furnish upon request to the Company such further information, to execute and deliver to the Company such other documents, and to do such other acts and things, all as the Company may reasonably request at any time for the purpose of carrying out the intent of this Agreement.

(b)      Litigation Support. If the Company is evaluating, pursuing, contesting or defending any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation, in each case whether initiated by or against the Company (collectively, “Proceeding”), the Employee, whether during or following the Term, will cooperate with the Company and its counsel in the evaluation, pursuit, contest or defense of the Proceeding and provide such testimony and access to books and records as may be necessary in connection therewith. If such cooperation occurs following the Term, the Company will reimburse the Employee for the Employee’s reasonable out-of-pocket expenses related to such cooperation (unless the Proceeding arises out of circumstances that would give rise to Cause).

(c)      Entire Agreement. Subject to Section 8(j), this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter.

(d)      Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of the Employee, personal representatives. The Employee may not assign, delegate or otherwise transfer any of the Employee’s rights, interests or obligations in this Agreement without the prior written approval of the Company. For the avoidance of doubt, the Company may assign this Agreement to any Affiliate thereof.

(e)      Counterparts. This Agreement may be executed by the parties in multiple counterparts and shall be effective as of the date set forth above when each party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

(f)      Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to the other party on the earliest of the date (i) three business days after such notice is sent by registered U.S. mail, return receipt requested, (ii) on the date of deliver, read receipt requested, if such notice is sent by e-mail, (iii) one business day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (iv) one business day after delivery of such notice in person, and (v) such notice is received by that party; in each case to the appropriate address below (or to such other address as a party may designate by notice to the other party):

If to the Employee:

Anna Lieb

If to the Company:

HG Managing Agency, LLC

c/o HG Holdings, Inc.

2115 East 7th Street, Suite 101

Charlotte, NC 28204

Attention: Steven A. Hale II

Email: steve@halepartnership.com

A “business day” for purposes of this Section means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in Charlotte, North Carolina or Tallahassee, Florida.

(g)      Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and the Employee. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

(h)      Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(i)      Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Section refers to the corresponding Section of this Agreement. Any reference in this Agreement to any Schedule refers to the corresponding Schedule attached to this Agreement and all such Schedules are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Company and the Employee and no presumption or burden of proof will arise favoring or disfavoring the Company or the Employee by virtue of the authorship of any provision in this Agreement. All words in this Agreement will be construed to be of such gender or number as the circumstances require.

(j)      Survival. The terms of Sections 7, 8 and 9 will survive the expiration or termination of this Agreement for any reason, as provided herein.

(k)      Remedies Cumulative. The rights and remedies of the parties under this Agreement are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.

(l)      Governing Law. This Agreement will be governed by the laws of the State of Florida without giving effect to any choice or conflict of law principles of any jurisdiction.

(m)     Jurisdiction; Venue. Each party agrees that any litigation arising out of or related to this Agreement shall be brought exclusively in any state or federal court in Leon County, Florida. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. Process in any such proceeding may be served on either party anywhere in the world.

(n)      Compliance with Section 409A. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding any other provision of this Agreement, to the extent required by Section 409A, if any payment or benefit provided to the Employee in connection with the Employee’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the earlier of (i) the first payroll date to occur following the six-month anniversary of the Employee’s effective date of termination or (ii) the date of the Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Payments and reimbursements of expenses shall be made promptly and in no event later than the last day of the calendar year following the calendar year in which such expense was incurred, and the amount of any expense eligible for payment or reimbursement in one year shall not affect the amount eligible for payment or reimbursement in any other year. The Employee hereby acknowledges and agrees that the Company makes no representations or warranties regarding the tax treatment or tax consequences of any compensation, benefits or other payments under the Agreement, including by operation of Section 409A, or any successor statute, regulation or guidance thereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EMPLOYEE:

/s/ Anna Lieb
Anna Lieb

COMPANY:

HG MANAGING AGENCY, LLC

By: HG Holdings, Inc., its Managing Member

/s/ Steven A. Hale II
By: Steven A. Hale II
Its: Chief Executive Officer

Signature Page to Employment Agreement

Schedule 1

The compensation and benefits to be provided by the Company to the Employee pursuant to this Agreement are as follows:

1.        Base Salary. During the Term, the Company will pay to the Employee a base salary (“Base Salary”) at an annual rate of Three Hundred Thousand Dollars ($300,000.00) payable in equal installments in accordance with the Company’s customary payroll practices as in effect from time to time. Notwithstanding the foregoing, Employee’s Base Salary may be reviewed annually by the Board and may be increased by the Board in its sole discretion.

2.        Retention Bonus. As an incentive for Employee to remain employed with the Company, the Company shall pay Employee a retention bonus of Fifty Thousand Dollars ($50,000.00) (the “Retention Bonus”), payable to Employee, less applicable taxes and withholdings, as follows: one payment of Twenty Five Thousand Dollars ($25,000.00), payable to employee on September 30, 2024 (or the next regular payroll date of the Company thereafter); and one payment of Twenty Five Thousand Dollars ($25,000.00), payable to employee on March 31, 2025 (or the next regular payroll date of the Company thereafter). In the event the Employee’s employment with the Company terminates pursuant to Section 6(c) or 6(e) of the Agreement, the Employee shall forfeit any remaining Retention Bonus amounts then unpaid as of the date on which the Employee is terminated for Cause or provides her notice of resignation to the Company, respectively. In the event the Employee’s employment with the Company terminates for any other reason set forth in Section 6, the Company shall pay to the Employee any remaining unpaid Retention Bonus amounts within thirty (30) days of the Employee’s termination date.

3.        Annual Bonus. The Employee is eligible to receive a target annual bonus of Sixty Thousand Dollars ($60,000.00) for the timely and accurate completion of all SEC reporting requirements and monthly financial reporting deadlines. In addition to the aforementioned bonus, Employee is eligible to receive an annual bonus for the following budgetary thresholds of HG Holdings, Inc.:

(a)	Thirty Thousand Dollars ($30,000.00) if 70% of the budget is met;
(b)	Sixty Thousand Dollars ($60,000.00) if 85% of the budget is met; or
(c)	One Hundred Thousand Dollars ($100,000.00) if 100% of the budget is met

These threshold annual budgetary bonuses are not cumulative. Meaning the Employee will only be eligible to receive one of the above threshold annual bonuses if said budgetary threshold is met.

The annual bonuses, if any, shall be paid to the Employee, less applicable taxes and withholdings, no later than March 1 subsequent to the fiscal year they are achieved so long as the Employee remains employed by the Company on the date of payment.

4.        Benefits. During the Term, the Employee will be entitled to the following benefits:

(a)      Vacation. The Employee will be entitled to 23 days’ vacation for each calendar year, such amount to be prorated for any partial year. Vacation days not taken during a particular calendar year may be carried forward solely as permitted under, and in accordance with, the Company’s then prevailing policy regarding the same. Payments to the Employee for vacation days not taken upon termination of employment or otherwise will be made solely as permitted under, and in accordance with, the Company’s then prevailing policy regarding the same; provided, however, that, notwithstanding anything to the contrary in the Company’s then prevailing policy, and subject to applicable law, in the event of termination pursuant to Section 6(a), Section 6(b), Section 6(c) or Section 6(e), the Employee (or the Employee’s estate, as applicable) shall not be entitled to any payment in respect of accrued vacation days not taken.

(b)      General Benefits. The Employee will be entitled to participate on the same terms as available to other similarly-situated employees in the Company’s or its applicable Affiliates’ medical and benefit programs for which similarly-situated employees of the Company or its applicable Affiliates are generally eligible.

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